Exhibit (a)(1)(G)

SUPPLEMENT NO. 1 TO THE
OFFER TO PURCHASE FOR CASH
by
Diana Shipping Inc.
of
Up to 1,408,450 of its Common Stock at a Purchase Price of $3.55 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 4, 2019 UNLESS THE OFFER IS EXTENDED.

The date of this Supplement No. 1 to the Offer to Purchase for Cash is September 12, 2019

Diana Shipping Inc. (the "Company," "we," "us" or "our") hereby amends and supplements its offer to purchase up to 1,408,450 of its common stock, par value $0.01 per share, at a purchase price of $3.55 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for an aggregate purchase price of up to $5,000,000.00, upon the terms and subject to the conditions described in  the Offer to Purchase and in the related Letter of Transmittal. The Offer to Purchase, dated September 6, 2019, is hereby supplemented by this Supplement No. 1 to the Offer to Purchase for Cash (this "Supplement No. 1") (which, together with the Offer to Purchase and the Letter of Transmittal, as they may hereafter be amended or supplemented from time to time, constitute the "Offer") contains a description of certain amendments that are being made hereby.

The information, terms and conditions of the Offer set forth in the Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement No. 1. Where information in the Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 shall govern. Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT NO. 1, ALL TERMS AND CONDITIONS OF THE OFFER REMAIN UNCHANGED.

Summary Term Sheet

The Offer to Purchase is hereby amended to add the following language as a new paragraph after the last paragraph under the answer to the question "What is the purpose of the Offer?" under the heading "Summary Term Sheet":

We do not have any current plans to conduct additional tender offers or otherwise purchase additional common shares. While there can be no assurances that we will do so, based on current market conditions in the dry bulk sector, the current price of our common shares on the New York Stock Exchange, and our current fleet profile, we expect that the conduct of one or more additional tender offers for our common shares may be in our best interests.  Any changes in the dry bulk sector or in our stock price, among other factors, could result in a different conclusion. Any sale of a vessel or a tender offer conducted in the future, respectively, is subject to the approval of our Board of Directors in its sole discretion.

The Tender Offer—2. Purpose of the Offer; Certain Effects of the Offer; Other Plans

The Offer to Purchase is hereby amended to add the following language as new paragraphs after the last paragraph under the heading "The Tender Offer—2. Purpose of the Offer; Certain Effects of the Offer; Other Plans":

On November 21, 2018, we announced the commencement of a tender offer to purchase up to 4,166,666 shares, or about 3.86%, of our then outstanding common stock using funds available from cash and cash equivalents at a price of $3.60 per share (“Tender Offer No. 1”).  On December 31, 2018, we announced that we purchased a total of 4,166,666 shares in connection with Tender Offer No. 1 for an aggregate purchase price of US$14,999,997.60.

On February 27, 2019, we announced the commencement of a tender offer to purchase up to 5,178,571 shares, or about 4.9%, of our then outstanding common stock using funds available from cash and cash equivalents at a price of $2.80 per share (“Tender Offer No. 2”).  On April 2, 2019, we announced that we purchased a total of 3,889,386.6175 shares in connection with Tender Offer No. 2 for an aggregate purchase price of US$10,890,282.53.

On April 15, 2019, we announced the commencement of a tender offer to purchase up to 3,125,000 shares, or about 3.1%, of our then outstanding common stock using funds available from cash and cash equivalents at a price of $3.20 per share (“Tender Offer No. 3”).  On May 14, 2019, we announced that we increased the purchase price to be paid in Tender Offer No. 3 to $3.40 per share and extended Tender Offer No. 3 to allow additional time for stockholders to tender their shares. On June 5, 2019, we announced that we purchased a total of 3,125,000 shares in connection with Tender Offer No. 3 for an aggregate purchase price of US$10,625,000.

On June 14, 2019, we announced the commencement of a tender offer to purchase up to 2,000,000 shares, or about 2.0%, of our then outstanding common stock using funds available from cash and cash equivalents at a price of $3.25 per share (“Tender Offer No. 4,” and together with Tender Offer No. 1, Tender Offer No. 2 and Tender Offer No. 3, the “Prior Tender Offers”).  On July 11, 2019, we announced that it increased the purchase price to be paid in Tender Offer No. 4 to $3.75 per share and extended Tender Offer No. 4 to allow additional time for stockholders to tender their shares. On July 31, 2019, we announced that we purchased a total of 2,000,000 shares in connection with Tender Offer No. 4 for an aggregate purchase price of US$7,500,000.

We do not have any current plans to conduct additional tender offers or otherwise purchase additional common shares. While there can be no assurances that we will do so, based on current market conditions in the dry bulk sector, the current price of our common shares on the New York Stock Exchange, and our current fleet profile, we expect that the conduct of one or more additional tender offers for our common shares may be in our best interests.  Any changes in the dry bulk sector or in our stock price, among other factors, could result in a different conclusion. Any sale of a vessel or a tender offer conducted in the future, respectively, is subject to the approval of our Board of Directors in its sole discretion.

The Tender Offer—10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

The Offer to Purchase is hereby amended to delete the last paragraph under the heading "The Tender Offer—10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares" and to replace it with the following:

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so.  To the extent that one or more of the persons listed in the table below tender some or all of its shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.

Assuming that we purchase an aggregate of 1,408,450 shares in this offering and that none of our directors or officers sell any shares in the Offer, the beneficial ownership of our directors and executive officers named in the table above will change to 29.26% of our total issued and outstanding shares from 27.5% of our total issued and outstanding shares as of November 20, 2018, the date prior to our commencement of Tender Offer No. 1. Such changes in the beneficial ownership of our directors and executive officers are principally but not exclusively attributable to the Prior Tender Offers.

It is the current intention of our executive officers and directors that the aggregate beneficial ownership of such individuals' shares will at no time exceed 50% of our issued and outstanding shares.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Banks, Brokers and Shareholders Call Toll-Free: (800) 248-7690
Parties outside the U.S. can reach the information agent at +1-781-575-2137

Diana Shipping Inc.
September 12, 2019

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